EXHIBIT 99.1

References to “LGI Homes,” “the Company,” “we,” “our” or “us” in this Exhibit 99.1 refer to LGI Homes, Inc. (or its predecessor and affiliated companies before its formation in July 2013) and its subsidiaries taken as a whole, unless the context otherwise provides. References to “LGI Homes, Inc.” in this Exhibit 99.1 refer to LGI Homes, Inc. and not to any of its subsidiaries, unless the context otherwise provides.
Concurrently with the initial public offering of our common stock (our “IPO”) in November 2013, LGI Homes, Inc. acquired all of the equity interests of LGI Homes Group, LLC, LGI Homes Corporate, LLC, LGI Homes, Ltd., LGI Homes-Sunrise Meadow, Ltd., LGI Homes-Canyon Crossing, Ltd., LGI Homes-Deer Creek, LLC and their direct and indirect subsidiaries (collectively, our “predecessor”). Our predecessor had the following number of active selling communities as of the end of the years set forth below, all of which were located in Texas: three at the end of 2008; four at the end of 2009; five at the end of 2010; and eight at the end of 2011. Also concurrently with our IPO, LGI Homes, Inc. acquired from GTIS Partners, LP, a global real estate investment firm, and its affiliated entities (collectively, “GTIS”) all of GTIS’ equity interests in four unconsolidated joint ventures, LGI-GTIS Holdings, LLC, LGI-GTIS Holdings II, LLC, LGI-GTIS Holdings III, LLC and LGI-GTIS Holdings IV, LLC, that our predecessor did not own prior to our IPO.
NON-GAAP FINANCIAL MEASURES
We refer in this Exhibit 99.1 to adjusted gross margin, EBITDA and adjusted EBITDA, which are non-GAAP financial measures used by management as supplemental measures in evaluating operating performance. These measures are not prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, these measures are defined differently by different companies, including companies in our industry, and, accordingly, such measures as used in this Exhibit 99.1 may not be comparable to similarly titled measures of other companies.
We define adjusted gross margin as gross margin less capitalized interest and adjustments resulting from the application of purchase accounting included in the cost of sales. Our management believes this information is useful because it isolates the impact that capitalized interest and purchase accounting adjustments have on gross margin. However, because adjusted gross margin information excludes capitalized interest and purchase accounting adjustments, which have real economic effects and could impact our results, the utility of adjusted gross margin information as a measure of our operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that we do. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of our performance.
We define EBITDA as net income before (i) interest expense, (ii) income taxes, (iii) depreciation and amortization and (iv) capitalized interest charged to the cost of sales. We define adjusted EBITDA as net income before (i) interest expense, (ii) income taxes, (iii) depreciation and amortization, (iv) capitalized interest charged to the cost of sales, (v) other income, net and (vi) adjustments resulting from the application of purchase accounting included in the cost of sales. Our management believes that the presentation of EBITDA and adjusted EBITDA provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business. EBITDA and adjusted EBITDA provide indicators of general economic performance that are not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization and items considered to be non-recurring. Accordingly, our management believes that these measures are useful for comparing general operating performance from period to period. Other companies may define these measures differently and, as a result, our measures of EBITDA and adjusted EBITDA may not be directly comparable to the measures of other companies. Although we use EBITDA and adjusted EBITDA as financial measures to assess the performance of our business, the use of these measures is limited because they do not include certain material costs, such as interest and taxes, necessary to operate our business. EBITDA and adjusted EBITDA should be considered in addition to, and not as a substitute for, net income in accordance with GAAP as a measure of performance. Our presentation of EBITDA and adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. Our use of EBITDA and adjusted EBITDA is limited as an analytical tool, and you should not consider these measures in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are: (i) they do not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments, including for purchase of land; (ii) they do not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt; (iii) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and EBITDA and adjusted EBITDA do not reflect any cash requirements for such replacements or improvements; (iv) they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows; (v) they do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and (vi) other companies in our industry may calculate them differently than we do, limiting their usefulness as a comparative measure. Because of these limitations, our EBITDA and adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. We compensate for these limitations by using our EBITDA and adjusted EBITDA along with other comparative tools, together with GAAP measures, to assist in the evaluation of operating performance. These GAAP measures include operating income, net income and cash flow data. We have significant uses of cash flows, including capital expenditures, interest payments and other non-recurring charges, which are not reflected in our EBITDA or adjusted EBITDA. EBITDA and adjusted EBITDA are not intended as alternatives to net income as indicators of our operating performance, as alternatives to any other measure of performance in conformity with GAAP or as alternatives to cash flows as a measure of liquidity. You should therefore not place undue reliance on our EBITDA or adjusted EBITDA calculated using these measures.
The non-GAAP financial measures presented in this Exhibit 99.1 may not comply with Securities and Exchange Commission (“SEC”) rules governing the presentation of non-GAAP financial measures. See “Selected Historical Financial and Other Data-Non-GAAP Measures” in this Exhibit 99.1 for reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure.
CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides safe harbor provisions for forward-looking information. Certain statements and information included in this Exhibit 99.1 may constitute forward-looking statements. All statements, other than statements of historical fact, included in this Exhibit 99.1 that address activities, events or developments that we expect, project, believe or anticipate will or may occur in the future are forward-looking statements. You can generally identify our forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “will” or other similar words.
We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may, and often do, vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.
The following are some of the factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements:

•
adverse economic changes either nationally or in the markets in which we operate, including, among other things, increases in unemployment, mortgage interest rates and inflation and decreases in housing prices;

•	a slowdown in the homebuilding industry;

•	volatility and uncertainty in the credit markets and broader financial markets;

•	the cyclical and seasonal nature of our business;

•	our future operating results and financial condition;

•	our business operations;

•	changes in our business and investment strategy;

•	the success of our operations in recently opened new markets and our ability to expand into additional new markets;

•
our ability to successfully extend our business model to building homes with higher price points, developing larger communities and producing and selling multi-unit products, townhouses, wholesale products and acreage home sites;

•	our ability to develop our projects successfully or within expected timeframes;

•	our ability to identify potential acquisition targets and close such acquisitions;

•	our ability to successfully integrate any acquisitions with our existing operations;

•	availability of land to acquire and our ability to acquire such land on favorable terms or at all;

•	availability, terms and deployment of capital;

•	decisions of the lender group of our revolving credit facility;

•	the occurrence of the specific conversion events that enable early conversion of our 4.25% Convertible Notes due 2019 (our “convertible notes”);

•	decline in the market value of our land portfolio;

•	disruption in the terms or availability of mortgage financing or increase in the number of foreclosures in our markets;

•	shortages of or increased prices for labor, land or raw materials used in land development and housing construction;

•	delays in land development or home construction resulting from natural disasters, adverse weather conditions or other events outside our control;

•	uninsured losses in excess of insurance limits;

•	the cost and availability of insurance and surety bonds;

•	changes in, liabilities under, or the failure or inability to comply with, governmental laws and regulations;

•	the timing of receipt of regulatory approvals and the opening of projects;

•	the degree and nature of our competition;

•	increases in taxes or government fees;

•	poor relations with the residents of our projects;

•	existing and future litigation, arbitration or other claims;

•	availability of qualified personnel and third-party contractors and subcontractors;

•	our ability to retain our key personnel;

•	our leverage and future debt service obligations;

•	the impact on our business of any future government shutdown;

•	other risks and uncertainties inherent in our business; and

•
other risks and uncertainties that are described under Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, in its Quarterly Reports on Form 10-Q and in its other periodic filings with the SEC.

You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of our Current Report on Form 8-K to which this Exhibit 99.1 is attached as an exhibit. We expressly disclaim any intent, obligation or undertaking to update or revise any forward-looking statements to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this Exhibit 99.1.
MARKET AND INDUSTRY DATA
This Exhibit 99.1 contains market and industry data that we obtained from industry and general publications. These publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. Although we believe that the publications are reliable, we and the initial purchasers have not independently verified market and industry data provided by third parties, and we and the initial purchasers take no further responsibility for this data. Similarly, while we believe our management’s estimates with respect to our markets and industry are reliable, our estimates have not been verified by any independent sources, and we and the initial purchasers cannot assure you that they are accurate.

U.S. PUBLIC HOMEBUILDER PEER DATA
This Exhibit 99.1 contains financial data for other U.S. reporting company homebuilders and two private companies that include financial statements on their websites (which we refer to collectively as our “U.S. public homebuilder peers” in this Exhibit 99.1) that we obtained from publicly available filings and industry and general publications. These industry and general publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. Although we believe that the data provided in such filings and publications are reliable, we and the initial purchasers have not independently verified the filings or publications, and we and the initial purchasers take no further responsibility for this data, and we and the initial purchasers cannot assure you that they are accurate. The information regarding our U.S. public homebuilder peers included in this Exhibit 99.1 may have changed since the date of this Exhibit 99.1. You should not place undue reliance on the data for our U.S. public homebuilder peers included in this Exhibit 99.1.
Our U.S. public homebuilder peers include D.R Horton, Inc. (DHI), Lennar Corporation (LEN), NVR, Inc. (NVR), PulteGroup, Inc. (PHM), Toll Brothers, Inc. (TOL), TRI Pointe Group, Inc. (TPH), Taylor Morrison Home Corporation (TMHC), Meritage Homes Corporation (MTH), M.D.C. Holdings, Inc. (MDC), KB Home (KBH), M/I Homes, Inc. (MHO), William Lyon Homes (WLH), Century Communities, Inc. (CCS), Beazer Homes, Inc. (BZH), AV Homes, Inc. (AVHI), Hovnanian Enterprises, Inc. (HOV), The New Home Company Inc. (NWHM), Shea Homes Limited Partnership (a private company), Ashton Woods USA L.L.C. (a private company) and Green Brick Partners USA, Inc. (GRBK).
LGI HOMES, INC.
We are one of the nation’s fastest growing U.S. public homebuilders in terms of percentage increase of home closings over the past five years. We are engaged in the development of communities and the design, construction, and sale of new homes in markets in Texas, Arizona, Florida, Georgia, New Mexico, Colorado, North Carolina, South Carolina, Washington, Tennessee, Minnesota, Oklahoma and Oregon. Our business model is generally based on building move-in ready homes before a purchase contract is signed. We primarily focus on converting renters of apartments and single-family homes into homeowners by offering homes at affordable prices in attractive locations and by utilizing our unique and proven sales and marketing approach, a culture of customer service excellence and an efficient construction process. Our strategy has driven our growth, profitability and returns on capital. We intend to continue to expand within our existing markets and to enter new markets where we identify opportunities to build homes that meet our profit and return objectives.
Since commencing operations in 2003, we have constructed and closed over 24,000 homes, have been profitable every year despite the housing downturn, and have never taken an inventory impairment. According to Builder Magazine, we were the only homebuilder among the 200 largest U.S. homebuilders to report home closings and revenue growth from 2006 to 2008 when the housing market experienced a significant decline. Since our IPO in November 2013, we have grown substantially, expanding our operations from eight markets in four states to 25 markets in 16 states as of March 31, 2018. Our annual home closings increased by 169% and our annual homes sales revenues increased by 259% from the year ended December 31, 2014 to the twelve months ended March 31, 2018. Given our knowledge of and historical success in these markets, as well as the favorable demographic and economic trends generally forecasted for these markets, we expect to continue to grow in our current markets. In addition, we have future operations underway in additional markets, including Sacramento, California, Birmingham, Alabama and Las Vegas, Nevada.

Unique and Proven Operating Model
One of the keys to our success is our unique and proven operating model, which is based on our belief that there is a more effective and efficient method of constructing and selling homes. Our operating model is comprised of four key elements that are deeply ingrained in our corporate culture: differentiated sales and marketing approach; even-flow construction methodology; focus on attractive markets; and training and maintaining our work force. This operating model has been highly successful, resulting in one of the highest closings and revenue growth rates, adjusted gross margins and returns on capital among our U.S. public homebuilder peers and has enabled us to expand our operations into 17 new markets in 12 new states over the past five years. The four key elements of our operating model are detailed below.
Differentiated sales and marketing approach
We utilize a well-defined sales and marketing approach to identify leads for our communities and to educate potential buyers on the process and benefits of homeownership. For many of our communities, our marketing efforts are specifically designed to establish direct communication with local renters of apartments and single-family homes and convert them into homeowners. We use extensive print and digital advertising to attract potential homebuyers. We also employ various marketing techniques such as direct mail, social media and other digital advertising as well as directional signage and billboards to attract and drive potential homebuyers to our information centers. Generally, we target a weekly distribution of approximately 600,000 direct mailings to renters within a 25-mile radius of our active communities. Our online lead generation has been growing rapidly and we intend to continue enhancing our online marketing to take advantage of this growing trend. These marketing efforts result in numerous information center appointments by potential homebuyers. With respect to our communities with higher price points or those that include the sale of home sites, our sales and marketing approaches are tailored to the potential purchasers of such homes and home sites and typically include more involvement by real estate agents and brokers.
Even-flow construction methodology
Our high sales volume enables us to utilize an even-flow, or continuous construction, methodology that allows us to generally build and maintain an inventory of move-in ready homes that are available for immediate sale, resulting in strong relationships with subcontractors who usually prefer the stability afforded by our approach. We offer a set number of floor plans in each community with standardized features that commonly include upgrades such as granite countertops, appliances and ceramic tile flooring. Our homes are designed to meet the preferences of our target market of potential homebuyers and enable an efficient and cost-effective construction process. We have developed a collection of home designs, which can be modified for local conditions and market preferences, and implemented across multiple communities to maximize efficiency. This simplifies our construction and purchasing processes and generally allows us to optimize the timing of our home starts. As a result, we maintained an average home completion time of approximately 55 to 74 days during 2017 compared to an industry average completion time of 243 days according to the U.S. Census Bureau’s 2017 Survey of Construction. Our inventory of move-in ready homes, supported by our unique sales and marketing approach, has led to strong closing rates and relatively shorter periods of time between the signing of a home purchase contract and the home closing for our customers, who are often faced with expiring apartment leases and rising rental costs.
Our current product offerings include entry-level homes, which consist of both detached homes and townhomes, and move-up homes, which are sold under our LGI Homes brand, and our luxury series homes, which are sold under our Terrata Homes brand. In 2017, we completed our first wholesale home closings primarily through a bulk sales agreement, pursuant to which we sold homes within several of our existing LGI Homes brand communities and markets. As of March 31, 2018, we had 73 active communities with our LGI Homes brand and six active communities with our Terrata Homes brand.
As a result of our targeted marketing strategy and inventory of move-in ready homes, we had an average of 84 closings per active community in the twelve months ended March 31, 2018, or approximately seven closings per month per active community, which we believe exceeded the average monthly closings per active community of our U.S. public homebuilder peers in the same period, according to their respective company SEC filings.
Focus on attractive markets with favorable growth outlook and strong demand fundamentals
We primarily operate in markets that we believe benefit from positive housing demand drivers, including nationally leading population and employment growth trends, favorable migration patterns, general housing affordability, and desirable lifestyle characteristics. Our markets are typically characterized by high populations of renters who are facing rising rental costs and are interested in homeownership. According to the U.S. Census Bureau, the 25 markets we currently operate in accounted for approximately 40% of the 1,105,548 building permits issued for privately owned homes for the year ended December 31, 2017. The total number of building permits issued for single-family houses in the U.S. is estimated to increase by approximately 75% between 2017 and 2023, according to the U.S. Census Bureau and Moody’s Analytics. Eight of our markets are in the top 20 highest growth metropolitan areas and are expected to average a population growth rate of 7.8% from 2017 to 2023 compared to only 4.1% for the total U.S. over the same period, according to the U.S. Census Bureau.
Source: U.S. Census Bureau.
Our geographic footprint positions us to benefit from the ongoing recovery in the U.S. housing market following the significant downturn from 2006 to 2011. According to the U.S. Census Bureau, single-family housing starts in 2016 and 2017 were approximately 781,500 and 848,900, respectively, well below the 50-year average of approximately 1,019,000 single-family starts per year. According to the National Association of Home Builders (“NAHB”), single-family starts are expected to increase in 2018 and 2019 to approximately 910,000 and 965,000 units, respectively. In addition, we expect the continued return of first-time homebuyers to the housing market will drive additional demand for entry-level homes. According to the National Association of Realtors, the share of purchases made by first-time homebuyers as a percentage of all home sales was 34% in 2017, which remains below the historical average of approximately 40%.
Commitment to effective training and maintaining highly trained work force
We focus on identifying and attracting the best talent and providing them with world-class training and continuous development. We directly invest in all employees by conducting a 100-day introductory training program tailored for each role. Our sales professionals engage in an intensive onboarding experience consisting of 30 days of initial in-depth, in-house education about our proven selling strategies, including a two-week training program at our headquarters in Houston, Texas, and an additional 70 days of secondary training at the local division. Our continued commitment to our sales personnel is reflected in the ongoing weekly training sessions held in each of our information centers coupled with quarterly regional training events. We also work closely with our subcontractors and construction managers, training them using a comprehensive construction manual that outlines the most efficient way to build an LGI home. In addition, each construction manager attends a one-week training program at our headquarters in Houston, Texas during the first three months of employment. Many of our subcontractors have worked on our homes since we started our homebuilding operations in 2003, and therefore, are familiar with our operating model.
Our Competitive Strengths
We believe the following strengths have been key drivers to our profitable growth and provide us with a significant competitive advantage in implementing our business strategy:
Unique and proven operating model has successfully driven our financial results and valuation
Our unique operating model has generated robust returns on capital through a historically profitable and scalable platform that has delivered strong gross margins, rates of closings per active community and operating leverage. Over the past several years, we have demonstrated the ability to profitably take our operating model to new markets. We believe that we are one of the best U.S. public homebuilders in a number of key operating metrics, including gross margin, adjusted EBITDA margin, return on equity, calculated as net income for the period divided by average book equity over the period (“ROE”), and return on invested capital, calculated as earnings before taxes for the period divided by average book value of equity plus the average total debt over the period (“ROIC”).
For the twelve months ended March 31, 2018, our adjusted gross margin of 26.6% and our adjusted EBITDA margin of 14.9% were higher than the respective U.S. public homebuilder peer medians of 21.3% and 10.8%. For the twelve months ended March 31, 2018, our ROE of 28.9% and ROIC of 19.4% were higher than the respective U.S. public homebuilder peer medians of 11.6% and 8.0%. We believe that these factors have contributed to our significant share price appreciation of 446.6% since our IPO in November 2013 through June 13, 2018, compared to a 19.2% median increase by our U.S. public homebuilder peers and a 58.9% increase by the S&P 500 over the same period.
One of the nation’s fastest growing U.S. public homebuilders in terms of percentage increase of home closings
Since our IPO in November 2013, we have grown substantially by expanding our operations from eight markets in four states to 25 markets in 16 states, with our number of communities increasing from 25 to 79, as of March 31, 2018. We increased our home closings from 2,356 during the year ended December 31, 2014 to 6,328 (including 129 homes under our Terrata Homes brand) during the twelve months ended March 31, 2018, which represents a compound annual growth rate (“CAGR”) of 35.5%, as compared to the U.S. public homebuilder peer median of 11.0%. Our home sales revenues grew at a CAGR of 48.1%, from $383.3 million during the year ended December 31, 2014 to $1,374.1 million during the twelve months ended March 31, 2018, and our adjusted EBITDA grew at a CAGR of 56.0%, from $48.4 million during the year ended December 31, 2014 to $205.1 million during the twelve months ended March 31, 2018, as compared to the U.S. public homebuilder peer medians of 15.3% and 16.8%, respectively.
One of the most respected brands in the homebuilding industry
We have built a respected brand and strong reputation for our new home quality in the markets in which we operate through our commitment to providing homes that exceed our customers’ expectations for quality and value. This commitment has been recognized by the industry and we have been the recipient of many industry awards, a few of which are noted below:

✓	Builder Magazine: Fastest-growing Private Company, 2008

•	Only Top 200 builder to achieve revenue and closings growth for each of 2006 to 2008

✓	Inc. Magazine: Fastest-growing private companies in America

•	Ranked #2,217 in 2013; #3,640 in 2009; #2,642 in 2008; and #1,170 in 2007

✓	Builder Magazine: Top 100 builder from 2013 to 2018

•	Ranked #11 in 2018; #15 in 2017; #15 in 2016; #21 in 2015; #24 in 2014; and #32 in 2013

✓	Chairman of the Board, CEO and co-founder Eric Lipar recognized as Ernst & Young’s Gulf Coast Division Entrepreneur of the Year, 2014

✓	J.D. Power and Associates: Top in New Home Quality Houston, 2010

✓	Texas Monthly Magazine: Best Companies to Work for in Texas in 2018, 2017, 2015 and 2012

✓	Builder Magazine: 2017 Big Builder Report Card: A

✓	Professional Builder Magazine: 2016 Builder of the Year

✓	Houston Chronicle: Top Workplace in 2017 and 2016

•	Ranked #2 on the Houston Chronicle 100 recognizing Houston’s leading companies in 2016

✓	The Dallas Morning News: Top 100 Places to Work in 2017 and 2016

✓	The Charlotte Observer: Top Places to Work in 2017 and 2016

✓	AzCentral: 2017 Top Company to Work for in Arizona
Strong growth and profitability during downturn that has continued throughout the cycle
Despite the challenging conditions facing the housing market as a whole throughout the downturn in 2008 and subsequent recovery, we were able to maintain profitable growth. According to Builder Magazine, we were the only homebuilder among the 200 largest U.S. homebuilders to report closings and revenue growth from 2006 to 2008 and be profitable every quarter during the period. We attribute our strong financial performance throughout the downturn primarily to our disciplined land acquisition, operating and management approach. From 2008 to 2012, our home closings grew by a CAGR of 22.3%, while closings for many U.S. public homebuilders contracted. From 2012 to 2017, we grew home closings at a CAGR of 61.3%. In addition to our rapid growth, we have generated strong operating leverage and expanded profit margins. From 2014 through the twelve months ended March 31, 2018, we achieved approximately 400 basis points of SG&A efficiency (selling, general and administrative expenses as a percentage of homes sales revenues). During the same period, our average sales price of homes closed increased from approximately $163,000 to $217,000, while our cost of sales as a percentage of home sales revenues remained stable at approximately 75%.
Prudent and value-oriented land acquisition strategy
We pursue a flexible land acquisition strategy, purchasing or optioning finished lots at attractive prices, or purchasing raw land for residential development. We are experienced in converting raw land into residential communities given our history as a successful land developer. We endeavor to maintain a pipeline of desirable land positions for replacement communities and new communities. In addition, we pride ourselves on our ability to adapt to changing market conditions, as we are able to leverage our land development expertise where finished lots are scarce or expensive.
We generally acquire finished lots and raw land in affordable locations that are farther from urban centers than many other suburban communities but have access to major thoroughfares, retail districts and centers of business. These target areas that are farther from urban centers generally result in a better value for the homeowner through either lower price points or larger lot sizes. We consider development opportunities that meet our profit and return objectives, including opportunities that may involve the sale of home sites as a part of the product mix.
We conduct thorough due diligence on each of our potential land acquisitions, and we look at numerous opportunities before finding one that meets our requirements. Projects of interest are typically evaluated at the division level using an extensive due diligence checklist that includes assessing the permitting and regulatory requirements, environmental considerations, local market conditions, and anticipated floor plans, pricing, and financial returns. We also determine the number of residents in the market and rental households that are within driving distance to the proposed project and, in many cases, conduct test marketing that includes mailings to prospective homebuyers to get their feedback on our potential land acquisition. By testing the market before entering and acquiring land in it, we are able to assess the level of interest in the location and amenities, determine the cost of rent in the area, and assess the size of the market opportunity. The amount of information that we are able to ascertain about potential homebuyers, including renters, helps us to better identify the opportunity to sell move-in ready homes.
Conservative management of a growth-oriented capital structure
We generally rely on our ability to finance our operations by generating operating cash flows, borrowings under our $750.0 million revolving credit facility (our “revolving credit facility”) or the issuance and sale of shares of our common stock. Some of our previous capital raise events include our IPO, the issuance of $85.0 million aggregate principal amount of our convertible notes in November 2014, two at-the-market stock offering programs and our revolving credit facility. Proceeds from these capital raises have been used for expansion into new markets, acquisition of land, development of lots, construction of homes, working capital requirements and other general corporate purposes.
We continue to maintain a strong balance sheet with our total debt to adjusted EBITDA of 2.8x as of March 31, 2018, well below the median of our U.S. public homebuilder peers of 4.6x. As of March 31, 2018, our liquidity was $136.0 million, including $52.0 million of cash and cash equivalents and $84.0 million available to borrow under our Previous Credit Agreement (as defined herein). We believe that the offering of our unsecured senior notes due 2026 (the “Notes”) is another step in our strategy to attain financing at attractive rates. We intend to use the net proceeds from the offering of the Notes to repay borrowings under our revolving credit facility. As of March 31, 2018, after giving effect to the offering of the Notes and the use of proceeds therefrom and our New Credit Agreement, we will have liquidity of approximately $151.4 million, with $46.0 million of cash and cash equivalents and $105.4 million available to borrow under our New Credit Agreement, and pro forma total leverage will remain unchanged at 2.8x.
Similar to our income and cash flow generation, our debt requirements are affected by seasonality and we have demonstrated strong performance relative to the covenants governing our revolving credit facility. Through the last nine reporting quarters, we have maintained ample cushion relative to our covenant requirement.
Home Closings and Leverage Over Time
LTM represents the twelve months ended March 31, 2018.
Total Debt to Adjusted EBITDA and Total Debt to Total Book Capitalization are calculated using gross debt.
Focused on attractive markets with a favorable growth outlook and strong demand fundamentals
We believe that our communities are located in attractive locations. We are geographically diversified across the United States and have 76 active communities in 25 different markets in 16 states, including 17 new and currently active markets since our IPO in 2013.
According to the U.S. Census Bureau and the NAHB, 16 of our markets are located in the top 25 homebuilding markets for 2017 single-family housing starts. These 16 markets generated 90.5% of our home closings and 90.6% of our revenues in 2017.

Top 25 U.S. Markets by Housing Starts
(2017 top U.S. single-family starts by units)
Source: U.S. Census Bureau and NAHB.

In addition, our current markets have strong employment growth outlooks. According to employment data from the U.S. Bureau of Labor Statistics and S&P Global Market Intelligence, our current markets are projected to have significant job market growth from 2017 to 2023, averaging 9.5% growth compared to 5.8% for the total United States over the same period.
2017-2023 Projected Job Growth in LGI Homes’ Markets

Source: U.S. Bureau of Labor Statistics and S&P Global Market Intelligence.
We have significantly increased our geographic diversity with our expansion into different markets. In 2014, over 66% of our home sales revenues and home closings were generated in Texas. In the twelve months ended March 31, 2018, only 42% and 45% of our home sales revenues and home closings, respectively, were generated in Texas. We believe our increased geographic diversification increases our financial stability.

2014 Closings	LTM Closings
LTM represents the twelve months ended March 31, 2018.
We intend to continue to expand into new markets where we identify opportunities to build homes and develop communities that meet our profit and return objectives. During 2018, we expect to open new communities and have homes for sale in additional markets, including Sacramento, California, Birmingham, Alabama and Las Vegas, Nevada.
Based on a review conducted by third-party lenders who provided financings for approximately 81% of our home closings in the first quarter of 2018, our average homebuyer in the first quarter of 2018 was approximately 41 years old, had a FICO score of 665, had an average debt to income ratio of 44%, had an average of 40 days from loan application to home closing and, prior to buying the home from us, was a renter of a one or two bedroom apartment with no garage or yard. In the review of the homebuyers that financed their home purchase, 70% utilized Federal Housing Administration mortgage loans, 10% utilized Veterans Administration mortgage loans, 8% utilized U.S. Department of Agriculture mortgage loans and 12% utilized conventional mortgage loans.
Almost all purchasers of our homes finance their acquisition through lenders that provide mortgage financing. According to the Federal Home Loan Mortgage Corporation, the 30-year average mortgage rate was approximately 4.47% in May 2018 and is expected to increase during the remainder of 2018. A 1% increase in the mortgage rate increases the mortgage payment for one of our typical homes by $110 to $140 per month. If mortgage interest rates increase, the ability of propsective homebuyers to finance home purchases may be adversely affected, and, as a result, our operating reuslts may be significantly negatively impacted. Our homebuilding activities are dependent upon the availability of mortgage financing to homebuyers. The availability of mortgage financing is expected to be impacted by continued regulatory changes and risk appetite of lenders. The financial documentation, down payments amounts and income to debt ratios requirements are subject to change and could become more restrictive. A limited availability of home mortgage financing may adversely affect the volume and sales price of our home sales. Although so far in 2018, the Company has seen minimal impact from rising mortgage rates, it has forecasted closings per community to decrease by approximately 10% to 15%.
Experienced, cycle-tested management team - one of the best teams in the homebuilding sector
We have an experienced and proven senior management team that has been involved with the residential real estate market since the 1990’s and has a combined 75 years of experience with LGI Homes. The team has demonstrated the ability to generate superior growth and profitability during different economic and housing market conditions. Our Chairman and Chief Executive Officer Eric Lipar co-founded the Company with his father and has overseen our growth ever since. Our Chief Financial Officer Charles Merdian and our President and Chief Operating Officer Michael Snider have each been with the Company for over 14 years. Our management team’s expertise includes residential construction, development, financing, and sales and marketing. Our management team is responsible for closing over 24,000 homes and expanding our operations into 25 markets since we commenced operations in 2003.
Our Business Strategy
As one of the nation’s fastest growing U.S. public homebuilders in terms of percentage increase of home closings over the past five years, we plan to utilize our unique sales and marketing approach, culture of customer service excellence, and efficient home construction process to drive future growth through implementation of our business strategy, which includes the following:
Accelerate growth within our existing markets
Despite our rapid growth over the past 15 years, we believe there are significant opportunities to grow our share of sales in our existing markets. In 2017, our home market of Houston recorded approximately 35,950 new single-family home starts according to the NAHB, and our market share was approximately 2.5% based on our closings in the Houston market during the same period. Furthermore, our market share was approximately the same or lower in each of our other markets. Given our familiarity with each of our existing markets and the favorable demographic and economic trends that are forecasted in those markets, we expect a meaningful portion of our near-term growth to come from expansion in our current markets.
Selectively expand into new markets
We target markets that are characterized by favorable housing supply and demand dynamics coupled with a large and growing rental market, which generates a large volume of potential first-time homebuyers. We carefully analyze the demand of a market prior to entry through an extensive test-marketing program to ensure that we can successfully turn renters into homebuyers. We believe our comprehensive new market evaluation process coupled with our unique operating model has and will continue to enable us to successfully expand into new markets.
Pursue value-oriented land acquisitions
We pursue a flexible land acquisition strategy of purchasing or optioning finished lots, if they can be acquired at attractive prices, or purchasing raw land for residential development. We generally target affordable land acquisitions that are farther from urban centers than many other suburban communities but have access to major thoroughfares, retail districts and centers of business, which allows us to provide our potential homebuyers with homes at affordable prices in compelling locations, with access to the key elements of a metropolitan region. By targeting these locations, we acquire land at attractive prices due to favorable competitive dynamics. As of March 31, 2018, we owned or controlled 45,321 lots, which represents a 127.9% increase in the number of lots we owned or controlled at the end of 2014.
We have strong relationships with the land brokerage community in many of our markets. We believe that in the brokerage community, we have a reputation for knowing our business, having the capital to close deals, and making accurate and timely decisions that benefit both the buyer and seller. For these reasons, we believe that brokers routinely notify us when desirable tracts of land are available for purchase.
Focus on attracting, training and developing our work force
We believe that our people are the backbone of our success. We focus on identifying and attracting the best talent and providing them with world-class training and continuous development. Our continued commitment to our sales personnel is reflected in the ongoing weekly training sessions held in each of our information centers coupled with quarterly regional training events. We also work closely with our subcontractors and construction managers, training them using a comprehensive construction manual that outlines the most efficient way to build an LGI home. In addition, each construction manager attends a one-week training program at our headquarters in Houston, Texas during the first three months of employment.
Utilize prudent leverage
We intend to employ a prudent mix of debt and equity as part of our ongoing financing strategy, coupled with redeployment of cash flows from our operations, to provide us with the financial flexibility to access capital on the best terms available. In that regard, we intend to employ prudent levels of leverage to finance the acquisition and development of our lots and construction of our homes. As of March 31, 2018, we had $580.0 million in outstanding indebtedness and a total debt to adjusted EBITDA ratio of 2.8x. As of March 31, 2018, our liquidity was $136.0 million, including $52.0 million of cash and cash equivalents and $84.0 million available to borrow under our Previous Credit Agreement. As adjusted to give effect to the offering of the Notes and the use of proceeds therefrom, as of March 31, 2018, we would have had total debt to total book capitalization of 53% and a total debt to adjusted EBITDA ratio of 2.8x. We are comfortable operating at our current leverage level. We expect our continued growth, prudent approach to land acquisitions and ongoing focus on improving profitability to drive greater cash flow generation.
Recent Developments
New Credit Agreement
On May 25, 2018, we entered into that certain Third Amended and Restated Credit Agreement with several financial institutions, and Wells Fargo Bank, National Association, as administrative agent, which was amended as of June 19, 2018 by that certain First Amendment thereto (such credit agreement, as amended, the “New Credit Agreement”). The New Credit Agreement has substantially similar terms and provisions to our second amended and restated credit agreement (the “Previous Credit Agreement”) but, among other things, provides for an increase of the revolving credit facility from $600.0 million to $750.0 million (subject to a borrowing base, and to be reduced upon issuance of the Notes to the lesser of $450.0 million or the maximum amount of indebtedness permitted to be incurred under the indenture governing the Notes), which may be increased at our request by up to $50.0 million if lenders make the additional commitments, and allows for the issuance of the Notes. The revolving credit facility is currently unsecured, but the Company and the guarantors will be required to secure the obligations under the revolving credit facility with substantially all of the Company’s and the guarantors’ land and homebuilding assets if, as of the end of any fiscal quarter, either (a) our ratio of EBITDA (as defined in the New Credit Agreement) to interest expense is less than 4.00 to 1.00 or (b) our leverage ratio is 60% or more.
First Supplemental Indenture regarding Convertible Notes
Substantially concurrently with the offering of the Notes, we will enter into the first supplemental indenture to the indenture governing the convertible notes whereby (i) the subordination provisions in the indenture governing the convertible notes will be eliminated, (ii) each guarantor will agree (A) to, concurrently with the issuance of the Notes, fully and unconditionally guarantee the convertible notes to the same extent that such guarantor is guaranteeing the Notes and (B) that such guarantor’s guarantee of the convertible notes ranks equally with such guarantor’s guarantee of the Notes and (iii) we will agree to not, directly or indirectly, incur any indebtedness in the form of, or otherwise become liable in respect of, any notes or other debt securities issued pursuant to an indenture or note purchase agreement (including the Notes) unless such indebtedness is pari passu with or contractually subordinated to the convertible notes in right of payment. The offering of the Notes is conditioned upon the execution and delivery of the first supplemental indenture described herein.
Class Action Lawsuit
On May 11, 2018, a putative class action was filed by Christopher Munson, a former employee, on behalf of himself and all others similarly situated, in the United States District Court, Middle District of Florida, Tampa Division (8:18-cv-01154-EAK-JSS), against LGI Homes Corporate, LLC, a subsidiary of the Company, alleging failure to pay overtime wages under the Fair Labor Standards Act. The plaintiff in the lawsuit is requesting as liquidated damages unpaid back wages of the plaintiff and all opt-in members of the class at the applicable overtime rate, as well as prejudgment interest on such amounts. We have not yet responded to the complaint but intend to defend ourselves vigorously against the allegations.
Non-Binding Letter of Intent
In May 2018, we entered into a non-binding letter of intent, and are currently engaged in discussions, on a proposed acquisition of a private homebuilder in our Southeast division. The proposed acquisition is consistent with our strategy to pursue add-on acquisitions that we believe we can adapt to our unique operating model and fit within our business model. The estimated purchase price is between $80 million and $100 million, subject to certain adjustments, which would be payable in cash at closing net of certain assumed liabilities.
Our completion of the proposed acquisition is subject to numerous conditions and contingencies, including the completion to our satisfaction of our diligence, the negotiation and execution of definitive agreements, and the satisfaction of closing conditions, if any. If we complete the proposed acquisition, we expect to close it in the third quarter of 2018. There cannot be any assurance that: (i) we will complete the proposed acquisition or if completed, it will close within our currently expected timetable; (ii) the terms of the transaction will not differ, possibly materially, from those described herein; or (iii) if we complete the acquisition, we will be able to successfully integrate the acquired operations into our business or the acquired operations will result in increased revenue, profitability or cash flow.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA
The following table presents our selected historical financial and other data as of the dates and for the periods indicated. The selected historical financial and other data set forth below (i) as of December 31, 2016 and 2017 and for the years ended December 31, 2015, 2016 and 2017 have been derived from, should be read in conjunction with and are qualified in their entirety by reference to the information in our audited consolidated financial statements and accompanying notes contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC, and (ii) as of and for the year ended December 31, 2014 and as of December 31, 2015 have been derived from, should be read in conjunction with and are qualified in their entirety by reference to the information in our audited consolidated financial statements and accompanying notes contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC. The selected historical financial and other data set forth below (i) as of March 31, 2018 and for the three months ended March 31, 2017 and 2018 have been derived from, should be read in conjunction with and are qualified in their entirety by reference to the information in our unaudited consolidated financial statements and accompanying notes contained in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018 filed with the SEC, and (ii) as of March 31, 2017 have been derived from, should be read in conjunction with and are qualified in their entirety by reference to the information in our unaudited consolidated financial statements and accompanying notes contained in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017 filed with the SEC. The selected historical financial and other data set forth below for the twelve months ended March 31, 2018 have been derived by taking the selected historical financial and other data for the year ended December 31, 2017, plus the selected historical financial and other data for the three months ended March 31, 2018, less the selected historical financial and other data for the three months ended March 31, 2017. The selected historical financial and other data set forth below should also be read in conjunction with the information in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018 filed with the SEC.

	Year Ended December 31,				Three Months Ended March 31,		Twelve Months Ended March 31,
	2014	2015	2016	2017	2017	2018	2018
					(unaudited)		(unaudited)
	(dollars in thousands, except average home sales price)
Statement of Operations Data:
Home sales revenues	$383,268	$630,236	$838,320	$1,257,960	$162,911	$279,024	$1,374,073
Expenses:
Cost of sales	280,481	463,304	616,707	937,540	119,412	209,765	1,027,893
Selling expenses	36,672	52,998	66,984	94,957	16,107	22,949	101,799
General and administrative	23,744	34,260	43,158	55,662	11,265	15,440	59,837
Operating income	$42,371	$79,674	$111,471	$169,801	$16,127	$30,870	$184,544
Other income, net	(708))	(606))	(2,201))	(1,601)	(715)	(357)	(1,243)
Net income before income taxes	$43,079	$80,280	$113,672	$171,402	$16,842	$31,227	$185,787
Income tax provision	14,868	27,450	38,641	58,096	5,062	3,925	56,959
Net income	$28,211	$52,830	$75,031	$113,306	$11,780	$27,302	$128,828

	Year Ended December 31,				Three Months Ended March 31,		Twelve Months Ended March 31,
	2014	2015	2016	2017	2017	2018	2018
					(unaudited)		(unaudited)
	(dollars in thousands, except average home sales price)
Other Financial and Operating Data:
Active communities at end of period	39	52	63	78	69	79	79
Home closings	2,356	3,404	4,163	5,845	761	1,244	6,328
Average sales price of homes closed (in whole dollars)	$162,677	$185,146	$201,374	$215,220	$214,075	$224,296	$217,142
Gross margin(1)	$102,787	$166,932	$221,613	$320,420	$43,499	$69,259	$346,180
Gross margin %(2)	26.8%	26.5%	26.4%	25.5%	26.7%	24.8%	25.2%
Adjusted gross margin(3)	$108,111	$175,120	$232,778	$338,066	$45,609	$73,568	$366,025
Adjusted gross margin %(2)(3)	28.2%	27.8%	27.8%	26.9%	28.0%	26.4%	26.6%
EBITDA(3)	$45,445	$87,220	$125,441	$189,593	$19,128	$35,719	$206,184
EBITDA margin %(2)(3)	11.9%	13.8%	15.0%	15.1%	11.7%	12.8%	15.0%
Adjusted EBITDA(3)	$48,357	$88,745	$123,725	$188,238	$18,448	$35,359	$205,149
Adjusted EBITDA margin %(2)(3)	12.6%	14.1%	14.8%	15.0%	11.3%	12.7%	14.9%
Total interest expense(4)	$6,026	$14,198	$18,457	$24,275	$5,074	$7,193	$26,394
Total book capitalization(5)	$394,760	$551,949	$755,684	$965,042	$799,396	$1,090,628	$1,090,628
Total debt to total book capitalization	53.8%	55.2%	53.0%	49.2%	53.3%	52.4%	52.4%
Total debt to adjusted EBITDA(3)	4.4x	3.4x	3.2x	2.5x	3.5x	2.8x	2.8x
Net debt to adjusted EBITDA(3)(6)	3.7x	3.0x	2.8x	2.2x	3.2x	2.5x	2.5x
Net debt to total book capitalization(6)	45.8%	48.4%	46.4%	42.2%	49.4%	47.7%	47.7%

Balance Sheet Data (as of end of period):
Cash and cash equivalents	$31,370	$37,568	$49,518	$67,571	$31,648	$52,024
Real estate inventory	$367,908	$531,228	$717,681	$918,933	$788,758	$1,040,351
Goodwill	$12,481	$12,234	$12,018	$12,018	$12,018	$12,018
Total assets	$434,289	$618,702	$814,514	$1,079,892	$867,626	$1,170,854
Total debt(7)	$212,261	$304,561	$400,483	$475,195	$426,155	$571,718
Total liabilities	$251,790	$371,313	$459,313	$590,046	$494,386	$651,944
Total equity	$182,499	$247,389	$355,201	$489,846	$373,240	$518,910
__________

(1)	Gross margin is home sales revenues less cost of sales.

(2)	Calculated as a percentage of home sales revenues.

(3)
Adjusted gross margin, EBITDA and adjusted EBITDA are non-GAAP financial measures used by management as supplemental measures in evaluating operating performance. See “-Non-GAAP Measures” for definitions of these measures and reconciliations of adjusted gross margin to gross margin, which is the GAAP financial measure that our management believes to be most directly comparable, and of EBITDA and adjusted EBITDA to net income, which is the GAAP financial measure that our management believes to be most directly comparable.

(4)	Represents total interest incurred, whether capitalized or expensed.

(5)	Calculated as total debt plus total equity.

(6)	Net debt is calculated as total debt less cash and cash equivalents.

(7)	Presented net of debt issuance costs and unamortized discount.

Non-GAAP Measures
Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. We define adjusted gross margin as gross margin less capitalized interest and adjustments resulting from the application of purchase accounting included in the cost of sales. Our management believes this information is useful because it isolates the impact that capitalized interest and purchase accounting adjustments have on gross margin. However, because adjusted gross margin information excludes capitalized interest and purchase accounting adjustments, which have real economic effects and could impact our results, the utility of adjusted gross margin information as a measure of our operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that we do. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of our performance.
The following table reconciles adjusted gross margin to gross margin, which is the GAAP financial measure that our management believes to be most directly comparable (dollars in thousands):

	Year Ended December 31,				Three Months Ended March 31,		Twelve Months Ended March 31,
	2014	2015	2016	2017	2017	2018	2018
					(unaudited)		(unaudited)
Home sales revenues	$383,268	$630,236	$838,320	$1,257,960	$162,911	$279,024	$1,374,073
Cost of sales	280,481	463,304	616,707	937,540	119,412	209,765	1,027,893
Gross margin	102,787	166,932	221,613	320,420	43,499	69,259	346,180
Capitalized interest charged to cost of sales	1,704	6,057	10,680	17,400	2,075	4,312	19,637
Purchase accounting adjustments(a)	3,620	2,131	485	246	35	(3)	208
Adjusted gross margin	$108,111	$175,120	$232,778	$338,066	$45,609	$73,568	$366,025
Gross margin %(b)	26.8%	26.5%	26.4%	25.5%	26.7%	24.8%	25.2%
Adjusted gross margin %(b)	28.2%	27.8%	27.8%	26.9%	28.0%	26.4%	26.6%
__________

(a)
Adjustments result from the application of purchase accounting for acquisitions and represent the amount of the fair value step-up adjustments included in cost of sales for real estate inventory sold after the acquisition dates.

(b)	Calculated as a percentage of home sales revenues.

EBITDA and adjusted EBITDA are non-GAAP financial measures used by management as supplemental measures in evaluating operating performance. We define EBITDA as net income before (i) interest expense, (ii) income taxes, (iii) depreciation and amortization and (iv) capitalized interest charged to the cost of sales. We define adjusted EBITDA as net income before (i) interest expense, (ii) income taxes, (iii) depreciation and amortization, (iv) capitalized interest charged to the cost of sales, (v) other income, net and (vi) adjustments resulting from the application of purchase accounting included in the cost of sales. Our management believes that the presentation of EBITDA and adjusted EBITDA provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business. EBITDA and adjusted EBITDA provide indicators of general economic performance that are not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization and items considered to be non-recurring. Accordingly, our management believes that these measures are useful for comparing general operating performance from period to period. Other companies may define these measures differently and, as a result, our measures of EBITDA and adjusted EBITDA may not be directly comparable to the measures of other companies. Although we use EBITDA and adjusted EBITDA as financial measures to assess the performance of our business, the use of these measures is limited because they do not include certain material costs, such as interest and taxes, necessary to operate our business. EBITDA and adjusted EBITDA should be considered in addition to, and not as a substitute for, net income in accordance with GAAP as a measure of performance. Our presentation of EBITDA and adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. Our use of EBITDA and adjusted EBITDA is limited as an analytical tool, and you should not consider these measures in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are: (i) they do not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments, including for purchase of land; (ii) they do not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt; (iii) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and EBITDA and adjusted EBITDA do not reflect any cash requirements for such replacements or improvements; (iv) they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows; (v) they do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and (vi) other companies in our industry may calculate them differently than we do, limiting their usefulness as a comparative measure. Because of these limitations, our EBITDA and adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. We compensate for these limitations by using our EBITDA and adjusted EBITDA along with other comparative tools, together with GAAP measures, to assist in the evaluation of operating performance. These GAAP measures include operating income, net income and cash flow data. We have significant uses of cash flows, including capital expenditures, interest payments and other non-recurring charges, which are not reflected in our EBITDA or adjusted EBITDA. EBITDA and adjusted EBITDA are not intended as alternatives to net income as indicators of our operating performance, as alternatives to any other measure of performance in conformity with GAAP or as alternatives to cash flows as a measure of liquidity. You should therefore not place undue reliance on our EBITDA or adjusted EBITDA calculated using these measures.
The following table reconciles EBITDA and adjusted EBITDA to net income, which is the GAAP measure that our management believes to be most directly comparable (dollars in thousands):

	Year Ended December 31,				Three Months Ended March 31,		Twelve Months Ended March 31,
	2014	2015	2016	2017	2017	2018	2018
					(unaudited)		(unaudited)
Net income	$28,211	$52,830	$75,031	$113,306	$11,780	$27,302	$128,828
Interest expense	—	—	—	—	—	—	—
Income taxes	14,868	27,450	38,641	58,096	5,062	3,925	56,959
Depreciation and amortization	662	883	1,089	791	211	180	760
Capitalized interest charged to cost of sales	1,704	6,057	10,680	17,400	2,075	4,312	19,637
EBITDA	$45,445	$87,220	$125,441	$189,593	$19,128	$35,719	$206,184
Purchase accounting adjustments(a)	3,620	2,131	485	246	35	(3)	208
Other income, net	(708)	(606)	(2,201)	(1,601)	(715)	(357)	(1,243)
Adjusted EBITDA	$48,357	$88,745	$123,725	$188,238	$18,448	$35,359	$205,149
EBITDA margin %(b)	11.9%	13.8%	15.0%	15.1%	11.7%	12.8%	15.0%
Adjusted EBITDA margin %(b)	12.6%	14.1%	14.8%	15.0%	11.3%	12.7%	14.9%
__________

(a)
Adjustments result from the application of purchase accounting for acquisitions and represent the amount of the fair value step-up adjustments included in cost of sales for real estate inventory sold after the acquisition dates.

(b)	Calculated as a percentage of home sales revenues.